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                                                                     Exhibit 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                        GLADSTONE COMMERCIAL CORPORATION

           Gladstone Commercial Corporation, a Maryland corporation (the "CORPORATION"), having its principal office at c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation that:

ONE: The Corporation desires to amend and restate the Charter of the Corporation.

TWO: These Articles of Amendment and Restatement of the Corporation were duly adopted by the Board of Directors of the Corporation and approved by the stockholders of the Corporation.

THREE: The amendment and restatement of the Charter of the Corporation does not increase nor decrease the authorized capital stock of the Corporation.

FOUR: The Charter of the Corporation is hereby amended and restated in its entirety to read as follows:

           FIRST:   The name of the Corporation is Gladstone Commercial
Corporation (which is hereafter called the "CORPORATION").

           SECOND : The purpose for which the Corporation is formed is to engage in any lawful business and activity, including, without limitation, but subject to any contrary requirements necessary to qualify the Corporation as a real estate investment trust (a "REIT") under Part II of Subchapter M of the Internal Revenue Code of 1986, as amended (and any successor provisions and as those rules may be modified for purposes of REITs) (collectively, the "CODE"):

           1. To purchase, acquire, hold, own, improve, develop, sell, convey, assign, release, finance, refinance, mortgage, encumber, use, lease, hire, manage, deal in and otherwise dispose of real property and personal property of every kind and nature or any interest therein, improved or otherwise, including without limitation mortgage loans, promissory notes, collateralized certificates, stocks and securities of other corporations or entities; to lend money; to take real estate, securities and other collateral as security for the payment of all sums due the Corporation; and to sell, assign and release such securities;

           2. To equip, furnish, improve, develop and manage any property, real or personal; to invest, trade and deal in any property, real or personal; to encumber or dispose of any such property at any time held or owned by the Corporation; and

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           3. To have and exercise any and all powers and privileges now or hereafter conferred by the general laws of the State of Maryland upon corporations formed under such laws.

           The foregoing enumeration of the purposes of the Corporation is made in furtherance and not in limitation of the powers conferred upon the Corporation by law. The mention of any particular purpose is not intended in any manner to limit or restrict the generality of any other purpose mentioned, or to limit or restrict any of the powers of the Corporation. The Corporation shall have, enjoy and exercise all of the powers and rights now or hereafter conferred by the laws of the State of Maryland upon corporations of a similar character, it being the intention that the purposes set forth in each of the paragraphs of this Article shall, except as otherwise expressly provided, in nowise be limited or restricted by reference to or inference from the terms of any other clause or paragraph of this or any other Article of these Articles of Incorporation, or of any amendment thereto, and shall each be regarded as independent and construed as powers as well as purposes; provided, however, that nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power, or do any act, which a corporation formed under the general laws of the State of Maryland may not at the time lawfully carry on or do.

           THIRD:    The post office address of the principal office of the
Corporation in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name of the Resident Agent of the Corporation in this State is The Corporation Trust Incorporated whose address is 300 East Lombard Street, Baltimore, Maryland 21202.

           FOURTH:   The total number of shares of capital stock which the
Corporation has authority to issue is twenty million (20,000,000) shares of common stock, with a par value of $0.001 per share.

           FIFTH:    The number of directors of the Corporation shall be three
(3), subject to change in accordance with the Bylaws of the Corporation. The current directors are: David Gladstone and Terry L. Brubaker. The third seat on the board of directors is currently vacant, to be filled in accordance with the Bylaws of the Corporation.

           SIXTH:    Except as may otherwise be provided by the Board of
Directors, no holder of any shares of the stock of the Corporation shall have any pre-emptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares. The shares have no cumulative voting rights and, except as provided in Article EIGHTH below, are not subject to redemption.

           SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

           1. The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class or classes, whether now or hereafter authorized.



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           2. The Board of Directors of the Corporation may classify or reclassify any unissued stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such stock. A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

           3. The Corporation reserves the right to amend its Charter so that such amendment may alter the contract rights, as expressly set forth in the charter, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to demand and receive payment of the face value of his stock.

           The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other cause of this or any other article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

           4. The Corporation shall indemnify (1) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law, and (2) other employees and agents (including Corporation's advisers) to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

           5. No director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages except (1) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was (a) the result of active and deliberate dishonesty, or (b) intentionally wrongful, willful or malicious and, in each such case, was material to the cause of action adjudicated in the proceeding.

           6. Notwithstanding any provision of law to the contrary, the affirmative vote of a majority of all the votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval or advice of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:



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                (a) The amendment of the Charter of the Corporation;

                (b) the consolidation of the Corporation with one or more corporations to form a new consolidated corporation;

                (c) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

                (d) the sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation, including its goodwill and franchises;

                (e) the participation by the Corporation in a share exchange (as defined in the Corporation and Associations Article of the Annotated Code of Maryland) as the corporation the stock of which is to be acquired; and

                (f) the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

           EIGHTH:   The following provisions are hereby adopted for the purpose of restricting the transfer and acquisition of shares, and providing a redemption right:

           1. Whenever it is deemed by the Board of Directors to be prudent in protecting the tax status of the Corporation as a REIT, the Board of Directors may require to be filed with the Corporation a statement or affidavit from each proposed transferee of shares of capital stock of the Corporation setting forth the number of such shares already owned, or deemed to be owned under rules of constructive ownership, by the transferee and any other person(s) specified in the form prescribed by the Board of Directors for that purpose and such other information as the Board of Directors deems relevant for this purpose. Any contract for the sale or other transfer of shares of capital stock of the Corporation shall be subject to this provision.

           2. Prior to any transfer or transaction which would cause a person to own, directly, indirectly or constructively, shares in excess of the Limit (as defined in Section 4 of this Article EIGHTH), and in any event upon demand of the Board of Directors or its designee, such stockholder shall file with the Corporation an affidavit setting forth the number of shares of capital stock of the Corporation (i) owned directly and (ii) owned indirectly (for purposes of this Section, shares of capital stock not owned directly shall be deemed to be owned indirectly by a person if that person would be the beneficial owner of such shares for purposes of Rule 13d-3, or any successor rule thereto, promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or would be considered to own such shares by reason of the attribution rules in Section 544 of the Code or the regulations issued thereunder or any successor provision and as those rules may be modified for purposes of the REIT provisions of the Code) by the person filing the affidavit. Such affidavit shall contain such additional information as deemed relevant by the Board of Directors for purposes of carrying out its duties hereunder. The affidavit to be filed with the Corporation shall set forth all information required to be disclosed by stockholders under Treasury Regulation Section 1.857-9 issued under the Code or similar provisions of any successor regulation, and in reports to be filed under
Section 13(d) of the Exchange Act. The affidavit, or an amendment thereto, shall be filed with the Corporation within ten (10) days after



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demand therefor and at least fifteen (15) days prior to any transfer or transaction which, if consummated, would cause the filing person to hold a number of shares of capital stock of the Corporation in excess of the Limit (as defined in Section 4 of this Article EIGHTH below). The Board of Directors or its designee shall have the right, but shall not be required, to refuse to transfer any shares of capital stock of the Corporation purportedly transferred other than in compliance with the provisions of this Section.

           3. Any acquisition of shares of capital stock of the Corporation that would result in the disqualification of the Corporation as a REIT under the Code shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of such shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring such Excess Shares (as defined below) and to hold such Excess Shares on behalf of the ultimate owner of such Excess Shares. Any person who receives dividends, interest or any other distribution paid on account of Excess Shares shall hold and retain these dividends, interest or any other distribution as an agent for the Corporation.

           While the Excess Shares are so held on behalf of the ultimate owner of such Excess Shares, such Excess Shares shall not have any voting rights and shall not be considered for purposes of any stockholder vote or determining a quorum for such a vote. The Excess Shares shall not be treasury stock but shall continue as issued and outstanding Shares under the General Corporation Law of Maryland.

           Upon discovering the ownership of any Excess Shares, the Board of Directors may (i) cause the Corporation to immediately redeem such Excess Shares pursuant to Section 6 of this Article EIGHTH or (ii) grant the stockholder thirty (30) days to transfer such Excess Shares to any person or group whose ownership of such Excess Shares would not result in a violation of this Article EIGHTH. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any dividends on the Excess Shares not previously paid or distributed. If such Excess Shares are not transferred within such thirty
(30)-day period, the Corporation will be deemed to have redeemed such Excess Shares pursuant to Section 6 of this Article EIGHTH.

           4. Notwithstanding any other provision hereof to the contrary and subject to the provisions of Section 5 of this Article EIGHTH, no person or persons acting as a group shall at any time own (directly or under constructive ownership rules relevant for purposes of qualifying the Corporation as a REIT) in the aggregate more than nine and eight-tenths percent (9.8%) of the outstanding shares of capital stock of the Corporation (the "LIMIT"). Shares which but for this Article EIGHTH would be owned by a person or persons acting as a group and would, at any time, be in excess of the Limit shall be deemed Excess Shares. For the purpose of determining ownership of Excess Shares, "OWNERSHIP" of shares shall be deemed to include shares constructively owned by a person under the provisions Sections 542, 544 and 856 of the Code (and any successor provision and as those rules may be modified for purposes of the REIT provisions of the Code) and also shall include shares beneficially owned under the provisions of Rule 13d-3 promulgated under the Exchange Act. For purposes of determining persons acting as a group, "GROUP" shall have the same meaning as such term has for purposes of Section 13(d)(3) of the Exchange Act. All shares of capital stock of the Corporation which any person or persons



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acting as a group have the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into such shares, if any, shall be considered outstanding for purposes of determining the applicable Limit if such inclusion will cause such person or persons acting as a group to own more than the Limit. The Board of Directors shall have the right, but shall not be required, to refuse to transfer shares of capital stock of the Corporation if, as a result of the proposed transfer, any person or persons acting as a group would hold or be deemed to hold Excess Shares.

           5. The Limit set forth in Section 4 of this Article EIGHTH shall not apply to the acquisition of shares of capital stock of the Corporation: (i) by an underwriter in a public offering of such shares; (ii) pursuant to a cash tender offer made for all outstanding shares (including securities convertible into common stock, which subsequently may be issued by the Corporation) in conformity with applicable federal and state securities laws where at least ninety percent (90%) of the outstanding shares (not including shares or subsequently issued securities convertible into common stock, which are held by the tender offeror or any "affiliates" or "associates" thereof within the meaning of the Exchange Act) are duly tendered and accepted pursuant to the cash tender offer; or (iii) in any transaction involving the issuance of shares of capital stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will timely distribute such shares to or among others such that, following such distribution, none of such shares will deemed to be Excess Shares. The Board of Directors in its discretion may exempt from the Limit and from the filing requirements of Section 2 of this Article EIGHTH ownership or transfers of certain designated shares of capital stock of the Corporation while owned by or transferred to a person who has provided the Board of Directors with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a REIT under the Code and the regulations issued under the Code would not be jeopardized thereby.

           6. At the discretion of the Board of Directors, all Excess Shares may be redeemed by the Corporation. Written notice of redemption shall be provided to the holder of the Excess Shares not less than one week prior to the redemption date (the "REDEMPTION DATE") determined by the Board of Directors and included in the notice of redemption. The redemption price to be paid for Excess Shares shall be equal to the lesser of the price paid for the Excess Shares by the stockholder in whose possession the redeemed shares were formerly Excess Shares or the Fair Market Value of the Excess Shares. "Fair Market Value" shall mean (i) the closing price of such shares on the principal national securities exchange on which such shares are listed or admitted to trading on the last business day prior to the Redemption Date, or (ii) if such shares are not so listed or admitted to trading, the closing bid price on such last business day as reported on the NASDAQ System, if quoted thereon, or (iii) if the redemption price is not determinable in accordance with clause (i) or (ii) of this sentence, the fair market value of such shares determined in good faith by the Board of Directors. The redemption price for any shares of capital stock of the Corporation so redeemed shall be paid on the Redemption Date. From and after the Redemption Date, the holder of any shares of capital stock of the Corporation called for redemption shall cease to be entitled to any distributions and other benefits with respect to such shares, except the right to payment of the redemption price fixed as aforesaid.



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           7. Nothing contained in this Article EIGHTH or in any other provision hereof shall limit the authority of the Board of Directors to take such other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of its stockholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a qualified REIT under the Code.

           8. For purposes of this Article EIGHTH only, the term "PERSON" shall include individuals (including natural persons and organizations treated as natural persons in Section 542(a) of the Code), corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts, unincorporated associations or other entities and governments and agencies and political subdivisions thereof.

           9. If any provision of this Article EIGHTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent any provision of this Article EIGHTH may be inconsistent with any other provisions of these articles of incorporation, this Article EIGHTH shall be controlling.

           10. In the event that a stockholder knowingly holds Excess Shares and the Corporation consequently loses its status as a REIT under the Code or becomes a personal holding company, such stockholder shall be required to indemnify the Corporation for the full amount of any damages and expenses (including, without limitation, increased corporate taxes, attorneys' fees and administrative costs) resulting from the Corporation's loss of its REIT qualification under the Code.

           11. Nothing herein contained shall limit the ability of the Corporation to impose or seek judicial or other imposition of additional restrictions if deemed necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

           12. All persons or groups who own five percent (5%) or more of the Corporation's outstanding shares during any taxable year of the Corporation shall file with the Corporation an affidavit setting forth the number of shares during such taxable year (a) owned directly (held of record by such person or group, or by a nominee or nominees of such person or group), and (b) owned indirectly (by reason of Section 542, 544 or 856 of the Code or for purposes of Section 13(d) of the Exchange Act) by the person or group filing the affidavit. The affidavit to be filed with the Corporation shall set forth all the information required to be reported (i) in returns of stockholders under Treasury Regulation Section 1.857-9 issued under the Code or similar provisions of any successor regulation, and (ii) in reports to be filed under Section 13(d) of the Exchange Act. The affidavit or amendment to a previously-filed affidavit shall be filed with the Corporation annually within 60 days after the close of the Corporation's taxable year. A person or group shall have satisfied the requirements of this Section 12 of this Article EIGHTH if the person or group furnishes to the Corporation the information in such person or group's possession after such person or group has made a good faith effort to determine the shares it



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indirectly owns and to acquire the information required by Treasury Regulation
Section 1.857-9 issued under the Code or similar provisions of any successor regulation.

           TENTH:    The duration of the Corporation shall be perpetual.

                                     ******


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           IN WITNESS WHEREOF, I, David Gladstone, Chief Executive Officer of
Gladstone Commercial Corporation, hereby acknowledge on behalf of Gladstone Commercial Corporation that the foregoing Articles of Amendment and Restatement are the corporate act of the Corporation under the penalties of perjury this ___ day of _______, 2003.



                                  ----------------------------------------
                                  David Gladstone, Chief Executive Officer




WITNESS:

-----------------------------
Terry L. Brubaker, Secretary